Exhibit 10.2

EXECUTION COPY
AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT
     AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of March 31, 2006 by and among Omega Wire, Inc. (successor by merger with Camden Wire Co., Inc., International Wire Rome Operations, Inc. and OWI Corporation), a Delaware corporation (“Omega”), IWG Resources, LLC, a Nevada limited liability company (“Resources”) and Wire Technologies, Inc., an Indiana corporation (“Wire Technologies”, and together with Omega and Resources, each individually a “Borrower” and collectively, “Borrowers”), IWG High Performance Conductors, Inc. (formerly known as Phelps Dodge High Performance Conductors of SC & GA, Inc.), a New York Corporation (“HPC” or “New Guarantor”) and International Wire Group, Inc., a Delaware corporation (“Parent” or “Existing Guarantor” and together with New Guarantor, each individually a “Guarantor” and collectively, “Guarantors”), the parties to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Silver Point Finance, LLC, a Delaware limited liability company, in its capacity as agent for Lenders (in such capacity, “Agent”).
W I T N E S S E T H
     WHEREAS, Agent, Lenders, Borrowers and Existing Guarantor, have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made loans to Borrowers as set forth in the Loan and Security Agreement, dated October 20, 2004, by and among Agent, Lenders, Borrowers and Existing Guarantor (as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, including the Loan Agreement, as the same now existing or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);
     WHEREAS, Borrowers and Guarantors have advised Agent and Lenders that Parent has entered into the Stock Purchase Agreement, dated as of March 4, 2006, between Phelps Dodge Corporation, a New York corporation, as seller, and Parent, as purchaser, as amended by Amendment No. 1 to Stock Purchase Agreement dated as of March 31, 2006 (as in effect on the date hereof, the “Stock Purchase Agreement”), pursuant to which Parent will purchase all of the outstanding capital stock of New Guarantor, which consists of 316,420 shares of common stock, par value $1.00 per share (the “New Guarantor Stock Acquisition”);
     WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders amend the Loan Agreement, effective as of the consummation of the New Guarantor Stock Acquisition, to provide that New Guarantor becomes an additional Guarantor party signatory to the Loan Agreement, and in connection therewith have requested that the Loan Agreement be amended in order to (a) add New Guarantor as an additional Guarantor, subject to the provisions set forth herein and in the Loan Agreement, and (b) add the grant by New Guarantor, to Agent, for itself and the benefit of Lenders, of a security interest in and lien upon the assets and properties of New Guarantor and make certain other amendments to the Loan Agreement; and

     WHEREAS, by this Amendment, Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such amendments.
     NOW, THEREFORE, in consideration of the mutual conditions and agreements and covenants set forth herein, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Definitions.
          1.1 Interpretation. For purposes of this Amendment, all terms used herein shall have the respective meanings assigned thereto in the Loan Agreement, unless otherwise defined herein.
          1.2 Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:
               (a) “Amendment No. 1” shall mean Amendment No. 1 to Loan and Security Agreement, dated as of March 31, 2006, by and among Borrowers, Guarantors, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
               (b) “Amendment No. 1 Effective Date” shall mean March 31, 2006.
               (c) “HPC Collateral” shall mean the assets and properties of New Guarantor at any time subject to the security interest or lien of Agent, including the assets and properties described in Section 4 of Amendment No. 1.
               (d) “New Guarantor Supplemental Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the Information Certificate of New Guarantor referred to in Section 1.3(e) of Amendment No. 1, (ii) Amendment No. 1 to Pledge and Security Agreement by Parent in favor of Agent, (iii) Trademark Collateral Assignment and Security Agreement by and between New Guarantor and Agent, (iv) Patent Collateral Assignment and Security Agreement by and between New Guarantor and Agent, and (v) UCC financing statement by and between New Guarantor, as debtor, and Agent, as secured party.
               (e) “Working Capital Loan Amendment” shall mean the Amendment No. 1 to Loan and Security Agreement, dated as of the date hereof, by and among the Borrowers, HPC, as a new borrower, Parent, the lenders party to the Working Capital Loan Agreement and the Working Capital Agent.
          1.3 Amendments to Definitions.
               (a) All references to the term “Collateral” in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, the assets and properties of New Guarantor at any time subject to the security interest or lien of Agent, including the HPC Collateral.

               (b) The definition of “Borrowing Base” set forth in Section 1.15 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“1.15 “Borrowing Base” shall have the meaning given to such term in the Working Capital Loan Agreement, as amended by the Working Capital Loan Amendment, and as in effect on the Amendment No. 1 Effective Date (as defined in the Working Capital Loan Amendment) (with each defined term used in such definition of Borrowing Base having the meaning given to such term in the Working Capital Loan Agreement, as amended by the Working Capital Loan Amendment, and as in effect on the Amendment No. 1 Effective Date (as defined in the Working Capital Loan Amendment).”
               (c) The definition of “EBITDA” set forth in Section 1.38 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“1.38 “EBITDA” shall mean, with respect to Parent and its Subsidiaries for any period, Consolidated Net Income of Parent and its Subsidiaries for such period plus (a) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income and franchise tax expense, (ii) interest expense (including losses with respect to interest rate Hedging Agreements), amortization or writeoff of debt discount and debt issuance costs and commissions and discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) amortization or impairment of intangibles (including, but not limited to, goodwill), (v) other noncash charges (including, but not limited to, currency losses), (vi) any extraordinary losses in accordance with GAAP, losses from any discontinued operations relating to the Hose Claims in aggregate amount not to exceed on a cumulative basis $1,000,000 for Parent’s and its Subsidiaries’ 2004 fiscal year and all subsequent fiscal years, noncash losses from discontinued operations related to the sales of assets, and unusual noncash losses (including any such losses on sales or impairment of assets other than inventory sold in the ordinary course of business), (vii) costs and charges accrued during such period related to the closing of operations at locations described on Schedule 1.38, not to exceed on a cumulative aggregate basis $4,500,000 for Parent’s and its Subsidiaries’ 2004 fiscal year and all subsequent fiscal years, or related to the relocation of equipment among plants, not to exceed on a cumulative aggregate basis $400,000 for Parent’s and its Subsidiaries’ 2004 fiscal year and all subsequent fiscal years, (viii) any non-operational costs and charges accrued during such period related to the restructuring contemplated by the Chapter 11 Cases (such costs and charges to consist primarily of, but not be limited to, KERP payments, severance payments for Hanley Partners employees, professional fees, printing fees and financing fees) in an aggregate amount not to exceed $17,800,000 for Parent’s and its Subsidiaries’ 2004 fiscal year, (ix) severance payments paid in cash during the 2005 and 2006 fiscal years to the former chief executive officer of Parent, pursuant to a written employment agreement between Parent and such Person (as in effect on the date of execution thereof), and (x) expenses paid in cash in connection with the sale of the Insulated Wire Division

(whether by merger, stock or asset sale or other transactions, in one or more transactions) and directly related to the consummation of such sale (including, but not limited to, severance and retention plans), provided that the aggregate amount of the severance payments and expenses included in clauses (ix) and (x) above shall not exceed $10,500,000, plus (b) the Applicable Percentage of Pro Forma Cost Savings, minus (c) without duplication, (i) any extraordinary and unusual gains (including gains on the sales of assets, other than inventory sold in the ordinary course of business), (ii) noncash gains (including currency gains) and (iii) interest income (including gains with respect to interest rate Hedging Agreements) included in Consolidated Net Income.”
               (d) The definition of “Guarantors” set forth in Section 1.65 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“1.65 “Guarantors” shall mean, collectively, the Parent, IWG High Performance Conductors, Inc. (formerly known as Phelps Dodge High Performance Conductors of SC & GA, Inc.), and any other Person that hereafter guarantees the payment and performance of the Obligations (together with their respective successors and assigns); each sometimes being referred to herein individually as a “Guarantor”.”
               (e) The definition of “Specified Sale” set forth in Section 1.131 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“1.131 “Specified Sale” shall mean the sale, transfer, abandonment or other disposition (whether by merger, stock or asset sale or other transaction, in one or more transactions) of the Insulated Wire Division.”
               (f) All references to the term “Information Certificate” in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, such Information Certificate included as part of Exhibit B to the Working Capital Loan Agreement, and shall be incorporated herein by reference thereto.
Section 2. Consent to New Guarantor Stock Acquisition and Use of Revolving Loans. Borrowers and New Guarantor have advised Agent and Lenders that, in order for Parent to consummate the New Guarantor Stock Acquisition, (a) Borrowers and/or New Guarantor propose to make intercompany loans, dividends or distributions to Parent in the approximate aggregate principal amount of $50,000,000 and (b) Parent shall in turn utilize the proceeds of such intercompany loans, dividends or distributions to consummate the New Guarantor Stock Acquisition in accordance with the terms of the Stock Purchase Agreement. At Borrowers’ and Parent’s request, Required Lenders hereby consent to the foregoing transactions and waive any term or provision of Sections 9.10(g)(iii) and 9.10(n)(iv) of the Loan Agreement that would otherwise prohibit such transactions. In addition, and as one time financial accommodation to the Borrowers and Parent, Required Lenders hereby acknowledge and agree that the New Guarantor Stock Acquisition shall not constitute a Permitted Acquisition for the purposes of Section 9.10(n) of the Loan Agreement, and the consideration paid in connection with such New

Guarantor Stock Acquisition shall not be included in the Permitted Acquisition cap as set forth in Section 9.10(n)(iii) of the Loan Agreement.
Section 3. Assumption of Obligations; Amendments to Guarantees and Financing Agreements.
          3.1 New Guarantor hereby expressly (i) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement and the other Financing Agreements applicable to Existing Guarantor, with the same force and effect as if New Guarantor had originally executed and been an original Guarantor signatory to the Loan Agreement and the other Financing Agreements, (ii) is deemed to make as to itself and Existing Guarantor, and is, in all respects, bound by all representations and warranties made by Existing Guarantor to Agent and Lenders set forth in the Loan Agreement or in any of the other Financing Agreements, (iii) agrees that Agent, for itself and the benefit of Lenders, shall have all rights, remedies and interests, including security interests in and liens upon the Collateral granted to Agent pursuant to Section 4 hereof, under and pursuant to the Loan Agreement and the other Financing Agreements, with the same force and effect as Agent, for itself and the benefit of Lenders, has with respect to Existing Guarantor and its respective assets and properties, as if New Guarantor had originally executed and had been an original Guarantor signatory, as the case may be, to the Loan Agreement and the other Financing Agreements, and (iv) assumes and agrees to be directly liable to Agent and Lenders for all Obligations under, contained in, or arising pursuant to the Loan Agreement or any of the other Financing Agreements to the same extent as if New Guarantor had originally executed and had been an original Guarantor signatory, as the case may be, to the Loan Agreement and the other Financing Agreements. By its signature below, New Guarantor hereby becomes a party to the Loan Agreement.
          3.2 Each Borrower, in its capacity as a Guarantor of the payment and performance of the Obligations of the other Borrowers, and Existing Guarantor hereby agrees that the Guarantee, dated October 20, 2004, by the Borrowers and Existing Guarantor in favor of Agent (the “Existing Guarantee”) is hereby amended to include New Guarantor as an additional guarantor party signatory thereto, and New Guarantor hereby agrees that the Existing Guarantee is hereby amended to include New Guarantor as an additional guarantor party signatory thereto. New Guarantor hereby expressly (a) assumes and agrees to be directly liable to Agent and Lenders, jointly and severally with Existing Guarantor and Borrowers signatories thereto, for payment and performance of all Obligations (as defined in the Existing Guarantee), (b) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Existing Guarantee with the same force and effect as if New Guarantor had originally executed and been an original party signatory to the Existing Guarantee as a Guarantor, and (c) agrees that Agent and Lenders shall have all rights, remedies and interests with respect to New Guarantor and its property under the Existing Guarantee with the same force and effect as if New Guarantor had originally executed and been an original party signatory as a Guarantor to the Existing Guarantee.
Section 4. Grant of Security Interest by New Guarantor. Without limiting the provisions of Section 4 hereof, the Loan Agreement and the other Financing Agreements, to secure payment and performance of all Obligations, New Guarantor hereby grants to Agent, for itself and the benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders, as security, all (except as provided below) personal and real property and fixtures, and interests in property and fixtures, of New Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender), including:
          (a) all Accounts;
          (b) all general intangibles, including, without limitation, all Intellectual Property and all intercompany loans and Receivables owing by any of New Guarantor’s foreign subsidiaries to New Guarantor;
          (c) all goods, including, without limitation, Inventory and Equipment;
          (d) all Real Property and fixtures;
          (e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;
          (f) all instruments, including, without limitation, all promissory notes (including, without limitations, any notes evidencing intercompany loans and Receivables owing by any of New Guarantor’s foreign Subsidiaries to New Guarantor);
          (g) all documents;
          (h) all deposit accounts;
          (i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
          (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts; limited, however, to (A) all non-voting, and only 65% of the voting, issued and outstanding shares of the Capital Stock of each first-tier Subsidiary of New Guarantor that is incorporated or formed outside of the United States of America and (B) 65% of the issued and outstanding interests in each first tier Subsidiary of New Guarantor that is treated as a disregarded entity for U.S. federal income tax purposes that owns directly or indirectly any Capital Stock of a “controlled foreign corporation” (as described in Section 957 of the Code), and (ii) monies, credit balances, deposits and other property of New Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of New Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
          (l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;
          (m) to the extent not otherwise described above, all Receivables;
          (n) all Records; and
          (o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
     Notwithstanding anything to the contrary contained in this Section 4, the foregoing grant of security interest shall not attach to or encompass, and the Collateral shall not include, any lease, license, contract, property rights, Intellectual Property or agreement to which New Guarantor is a party or any of its rights or interest thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of New Guarantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights, or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights, intellectual property or agreement that does not result in any of the consequences specified in (i) or (ii) above (such assets and properties being collectively referred to herein as “New Guarantor Restricted Assets”); provided, that, (a) Agent, for the benefit of itself and Lenders, shall have a security interest in all proceeds at any time arising from New Guarantor Restricted Assets and (b) at such time as any New Guarantor Restricted Asset is no longer subject to the contractual or other legal impediment to New Guarantor’s grant of a security interest therein to Agent (a “New Guarantor Non-Restricted Asset”), then New Guarantor shall be deemed to have thereupon, without further act by New Guarantor, Agent or Lenders, automatically granted a security interest to Agent in such New Guarantor Non-Restricted Asset and such New Guarantor Non-Restricted Asset shall thereupon constitute Collateral.
Section 5. Acknowledgment. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that on the date hereof, the security interests in and liens upon the assets and properties of each Borrower and Existing Guarantor in favor of Agent, for itself and the benefit of Lenders, shall continue to be, and the security interests in and liens upon the assets and properties of New Guarantor in favor of Agent, for itself and the benefit of Lenders, shall be, valid and perfected first priority liens and security interests.

Section 6. Other Amendments. The Loan Agreement is hereby further amended as follows:
          6.1 Schedules.
               (a) The Loan Agreement is hereby amended by deleting Schedule 1.74 in its entirety and replacing it with a new Schedule 1.74 in the form attached to this Amendment as Exhibit B.
               (b) The Loan Agreement is hereby amended by deleting Schedule 1.88 in its entirety and replacing it with a new Schedule 1.88 in the form attached to this Amendment as Exhibit C.
          6.2 Subsidiaries. Section 8.12 of the Loan Agreement is hereby amended and restated in its entirety as follows:
“(a) Except as expressly permitted hereunder, including the rights of Borrowers to make investments to the extent permitted by Section 9.10, no Borrower or Guarantor has any direct or indirect Subsidiaries or is engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.
(b) Except as expressly permitted hereunder, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares (subject in each of the foregoing cases to the rights of Borrowers and Guarantors to issue additional shares of Capital Stock in accordance with Section 9.7(b)).
(c) Except as expressly permitted hereunder, the issued and outstanding shares of Capital Stock of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate (subject in each of the foregoing cases to the rights of Borrowers and Guarantors to issue additional shares of Capital Stock in accordance with Section 9.7(b)), and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof or permitted by Section 9.8.
(d) The Borrowers and Guarantors taken as a whole, are Solvent and will continue to be Solvent after the creation of the obligations, the security interests of Agent and the other transactions contemplated hereunder. ”

          6.3 Indebtedness Covenant.
               (a) Section 9.9(f) of the Loan Agreement is hereby amended by deleting the sentence in the paranthesis in the third and fourth lines thereof and replacing same with the following sentence:
“ (provided that no such refinancing, refunding, extension, renewal or replacements increase the principal amount thereof in effect as of the Amendment No. 1 Effective Date (as defined in the Working Capital Loan Amendment).”
               (b) Section 9.9 of the Loan Agreement is hereby amended by adding the following clauses at the end of such Section:
“(n) to the extent it constitutes Indebtedness, any Indebtedness incurred in connection with the price adjustment, contingency payment, the copper purchase and the financial assurance set forth in Sections 1.4, 1.5, 1.6 and 4.10 of the Stock Purchase Agreement.
(o) any Indebtedness incurred in connection with Section 2 of Amendment No. 1.”
          6.4 Loans, Investments, Etc. Covenant. Section 9.10 of the Loan Agreement is amended by adding the following clauses at the end of such Section:
“(q) the acquisition contemplated by the New Guarantor Stock Acquisition; and
(r) any loans or investments made to Parent in connection with the New Guarantor Stock Acquisition.”
Section 7. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrowers and Guarantors to Agent and Lenders pursuant to the other Financing Agreements, each Borrower and Guarantor (including New Guarantor), jointly and severally, hereby represents, warrants and covenants with and to Agent and Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof):
          7.1 New Guarantor Stock Acquisition. Parent has consummated the New Guarantor Stock Acquisition in accordance with the terms and conditions of the Stock Purchase Agreement, as in effect on the date of execution thereof, and Parent owns all of the issued and outstanding shares of Capital Stock of New Guarantor.
          7.2 Corporate Power and Authority. This Amendment and each other agreement or instrument to be executed and delivered by each Borrower and Guarantor have been duly authorized, executed and delivered by all necessary action on the part of such Borrower or Guarantor which is a party hereto and thereto and, if necessary, its stockholders, and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of each Borrower and Guarantor contained herein and therein constitute legal, valid and binding obligations of such Borrower or Guarantor enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
          7.3 Consents; Approvals. No material action of, or filing with, or consent of any Governmental Authority (other than the filing of UCC financing statements and mortgages), and no material approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment and the transactions contemplated hereby.
          7.4 No Event of Default. As of the date hereof, and after giving effect to the consummation of the New Guarantor Stock Acquisition and the provisions of this Amendment, no Default or Event of Default, exists or has occurred and is continuing. All of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.
          7.5 Violation of Law. None of the transactions contemplated by this Amendment violate or will violate any applicable material law or regulation, or do or will give rise to a default or breach under any material agreement to which any Borrower or Guarantor (including New Guarantor) is a party or by which any material property of any Borrower or Guarantor (including New Guarantor) is bound.
          7.6 Further Assurances.
               (a) Borrowers and Guarantors shall take such steps and execute and deliver, and cause to be executed and delivered, to Agent, such additional UCC financing statements, and other and further agreements, documents and instruments as Agent may require in order to more fully evidence, perfect and protect Agent’s first priority security interest in the Collateral (including the Collateral of New Guarantor).
               (b) On or prior to April 25, 2006 (or such later date as Agent may agree in its reasonable discretion), Agent shall have received, in form and substance reasonably satisfactory to Agent, a duly executed Mortgage with respect to the Real Property located in Inman, South Carolina, for filing with the appropriate Governmental Authority in South Carolina, duly executed by New Guarantor, subject only to security interests, liens and the encumbrances permitted by Section 9.8 of the Loan Agreement.
               (c) On or prior to April 25, 2006 (or such later date as Agent may agree in its reasonable discretion), Agent shall have received, in form and substance reasonably satisfactory to Agent, a duly executed Negative Pledge with respect to the Real Property owned by New Guarantor located in Trenton, Georgia (the “Trenton, Georgia Real Property”), for filing with the appropriate Governmental Authority in Georgia, duly executed by New Guarantor, subject only to security interests, liens and the encumbrances permitted by Section 9.8 of the Loan

Agreement. With respect to the “Trenton, Georgia Real Property”, Agent and Lenders agree that Agent and Lenders will not require New Guarantor to comply with the provisions of Section 9.20 of the Loan Agreement.
Section 8. Conditions Precedent. The amendments set forth herein shall be effective upon the satisfaction of each of the following conditions precedent in a manner reasonably satisfactory to Agent:
          8.1 Agent shall have received an original or facsimile of this Amendment, duly authorized, executed and delivered by Borrowers and Guarantors;
          8.2 Agent shall have received, in form and substance reasonably satisfactory to Agent, each of the New Guarantor Supplemental Agreements, as duly authorized, executed and delivered by the parties thereto;
          8.3 Agent shall have received, in form and substance reasonably satisfactory to Agent, a true, correct and complete copy of the Stock Purchase Agreement, duly authorized, executed and delivered by the parties thereto, and evidence reasonably satisfactory to Agent that the New Guarantor Stock Acquisition has been consummated in accordance with the terms of the Stock Purchase Agreement, as in effect on the date of execution thereof;
          8.4 Parent shall have delivered to Agent, in form and substance reasonably satisfactory to Agent, an amendment to the Pledge and Security Agreement previously executed by Parent in favor of Agent;
          8.5 Agent shall have received from New Guarantor (a) a copy of the Certificate of Incorporation for New Guarantor, and all amendments thereto, certificated by the Secretary of State of its jurisdiction of incorporation as of the most recent practicable date certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein, (b) a copy of its By-Laws, certified by the Secretary of New Guarantor, and (c) a certificate from the Secretary of New Guarantor dated the date hereof certifying that each of the foregoing documents remains in full force and effect and have not been modified or amended, except as described therein;
          8.6 Agent shall have received, in form and substance reasonably satisfactory to Agent, from New Guarantor, Secretary’s Certificates of Directors’ Resolutions, Corporate By-laws and Incumbency evidencing the adoption and subsistence of corporate resolutions approving the execution, delivery and performance by New Guarantor of this Amendment and the agreements, documents and instruments to be delivered pursuant to this Amendment;
          8.7 Agent shall have received, in form and substance reasonably satisfactory to Agent, a Secretary’s Certificate from Parent and each Borrower, with respect to, among other things, resolutions of the Board of Directors (or the equivalent) of Parent and such Borrower evidencing the adoption and subsistence of resolutions approving the execution, delivery and performance by Parent and such Borrower of this Amendment and the Loan Agreement as amended by this Amendment.

          8.8 Agent shall have received good standing certificates (or its equivalent) from the Secretary of State (or comparable official) from each jurisdiction where the nature and extent of the business transacted by New Guarantor or ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify could not reasonably be expected to have a Material Adverse Effect;
          8.9 Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinions of counsel to Parent, New Guarantor and the Borrowers with respect to the matters contemplated by this Amendment, addressed to Agent, as Agent shall reasonably require;
          8.10 After giving effect to the amendments provided for herein, no Default or Event of Default shall exist or have occurred;
          8.11 Agent shall have received UCC, Federal and State tax lien and judgment searches against New Guarantor in all relevant jurisdictions, as reasonably determined by Agent; and
          8.12 Agent shall have received evidence of insurance and loss payee endorsements required under the Loan Agreement and under the other Financing Agreements with respect to Parent, New Guarantor and the Borrowers, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee.
Section 9. Provisions of General Application.
          9.1 Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. This Amendment represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. To the extent of a conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.
          9.2 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.
          9.3 Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
          9.4 Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

          9.5 Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.
          9.6 Notices. The notice address of the Administrative Borrower Representative or any Borrower or Guarantor set forth in Section 13.3 of the Loan Agreement is amended as of the date hereof to be the following address:
11116 South Towne Square, Suite 101
St. Louis, MO 63123
Attention: Glenn Holler
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

OMEGA WIRE, INC.
IWG RESOURCES, LLC
WIRE TECHNOLOGIES, INC.

By:	/s/ Rodney D. Kent

Name:	Rodney D. Kent

Title:	Chief Executive Officer

GUARANTORS

INTERNATIONAL WIRE GROUP, INC.

By:	/s/ Rodney D. Kent

Name:	Rodney D. Kent

Title:	Chief Executive Officer

IWG HIGH PERFORMANCE
CONDUCTORS, INC.

By:	/s/ Rodney D. Kent

Name:	Rodney D. Kent

Title:	Chief Executive Officer

AGENT

SILVER POINT FINANCE, LLC, as Agent

By:	/s/ Zachary M. Zeitlin

Name:	Zachary M. Zeitlin

Title:	Authorized Signatory

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDERS

SPCP GROUP III, LLC

By:	/s/ Richard Petrill

Name:	Richard Petrill

Title:	Authorized Signatory

Commitment: $6,000,000

SEA PINES FUNDING L.L.C.

By:	/s/ Richard Petrill

Name:	Richard Petrill

Title:	Authorized Signatory

Commitment: $14,640,000

TRS THEBE LLC

By:	/s/ Richard Petrill

Name:	Richard Petrill

Title:	Authorized Signatory

Commitment: $9,360,000